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                                                                  EXHIBIT (d)(2)

                          ORBITAL SCIENCES CORPORATION

                       NONSTATUTORY STOCK OPTION AGREEMENT

                Pursuant to the 1997 Stock Option and Incentive Plan (the "Plan") of ORBITAL SCIENCES CORPORATION (the "Company"), the Company has granted a nonstatutory stock option to ________________ (the "Optionee") to purchase shares of its Common Stock, par value $0.01 per share, thereby affording the Optionee an opportunity to acquire a proprietary interest in the Company and to share in its success as a stockholder, with the added incentive to work effectively for and in the interest of the Company. The Company and Optionee desire to enter into this Agreement to evidence the terms of such option to the extent such terms are not otherwise set forth in the Plan, all relevant terms of which are incorporated by reference herein.

                NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

        1. Acknowledgment of Grant. The Company hereby acknowledges that it has granted on _______________ (the "Granting Date") to the Optionee, on the terms and subject to the conditions specified in the Plan and in this Agreement, an option (the "Option") to purchase ____________ (_______) shares of the Company's Common Stock (the "Option Shares") for the price of ____________ Dollars (U.S. $____) per share.

        2. Term. Unless sooner terminated as provided in the Plan, the Option shall expire at midnight of the day preceding the tenth anniversary of the Granting Date.

        3. Exercise. Subject to the other provisions of the Plan and of this Agreement, the Option shall become exercisable only to the extent of one-third (1/3) of the Option Shares on the Granting Date and, thereafter, to the extent of an additional one-third (1/3) of the Option Shares on the fifteenth (15th) month anniversary of the Granting Date and the remaining one-third (1/3) of the Option Shares on the thirty sixth (36th) month anniversary of the Granting Date. The Option may be exercised by written notice delivered to the Secretary of the Company at its principal place of business, specifying the number of Option Shares to be purchased and signed by the person exercising the Option, and accompanying payment of the exercise price in the form of (a) a cashier's check made payable to the Company; (b) shares of the Company's Common Stock to which the Optionee has a right (unless the Company's Board of Directors or its designated committee has determined that payment in the form of shares is not permitted); (c) in accordance with a so-called cashless exercise plan established with a securities brokerage form, or (d) by any combination of the aforementioned permissible forms of payment. The Option shall be deemed to have been exercised on the date of receipt by the Secretary of (i) the written notice; and (ii) payment for the Option Shares. Unless the Option Shares received upon exercise have been registered under the Securities Act of 1933, as amended (the "1933 Act"), and under applicable blue sky laws, certificates representing such Option Shares shall bear an appropriate legend in accordance with the securities law restrictions set forth in Section 5 of this Agreement.

        4. Restrictions. The Option shall not be transferable otherwise than by will or the law of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.


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        5.      Forfeiture. In the discretion of the Board, the Optionee's rights with respect to the Option granted pursuant to this Agreement may be forfeited and terminated for "cause." "Cause" shall include engaging in an activity that is detrimental to the Company including, without limitation, criminal activity, failure to carry out the duties assigned to the Optionee as a result of incompetence or willful neglect, conduct casting such discredit on the Company as in the opinion of the Board justifies termination or forfeiture of the Option, or such other reasons, including the existence of a conflict of interest, as the Board may determine. "Cause" is not limited to events that have occurred prior to the Grantee's termination of service, nor is it necessary that the Board's finding of "cause" occur prior to such termination.

        6. Securities Law Compliance. The Company shall not be obligated to register any of the Option Shares under the 1933 Act or to seek an exemption from the registration requirements of the 1933 Act with respect to exercise of the Option. The Optionee understands that the Optionee may not be permitted to exercise the Option if, at the time of the desired exercise, no registration of the Option Shares under the 1933 Act shall be effective and current and if no exemption from the registration requirements of the 1933 Act shall be available with respect to such exercise. The Optionee also understands that applicable securities laws may restrict the right of the Optionee to dispose of any Option Shares which the Optionee may acquire and may govern the manner in which such Option Shares may be sold. The Optionee shall not offer, sell or otherwise dispose of any of the Option Shares in any manner which would (a) require the Company to file any registration statement with the Securities and Exchange Commission; (b) require the Company to amend or supplement any registration statement that the Company may at any time have on file with the Securities and Exchange Commission; or (c) violate the 1933 Act or any other state or federal law.

        7. General Provisions. Nothing herein shall be construed to obligate the Company to retain the Optionee in its employ or on any Board of Directors. This Agreement shall be binding upon, and shall inure to the benefit of, any successor or successors to the Company.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the Granting Date.

ORBITAL SCIENCES CORPORATION


By                                              By
   -----------------------------                   -----------------------------
    David W. Thompson
    Chairman and Chief Executive Officer



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